Exhibit 99.2

PHOTRONICS, INC.
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Nine Months Ended
	July 28, 2024	April 28, 2024	July 30, 2023	July 28, 2024	July 30, 2023

Revenue	$210,984	$217,000	$224,206	$644,318	$664,603

Cost of goods sold	135,846	137,749	137,405	410,674	413,323

Gross Profit	75,138	79,251	86,801	233,644	251,280

Operating Expenses:

Selling, general and administrative	19,436	18,996	18,032	56,753	52,728

Research and development	3,555	4,292	3,505	11,291	10,287

Total Operating Expenses	22,991	23,288	21,537	68,044	63,015

Other operating gain	1	89	-	90	-

Operating Income	52,148	56,052	65,264	165,690	188,265

Non-operating (loss) income, net	10,145	20,534	(911)	26,931	(1,764)

Income Before Income Tax Provision	62,293	76,586	64,353	192,621	186,501

Income tax provision	14,124	20,214	16,098	48,998	50,023

Net Income	48,169	56,372	48,255	143,623	136,478

Net income attributable to noncontrolling interests	13,781	20,121	21,296	46,804	55,604

Net income attributable to Photronics, Inc. shareholders	$34,388	$36,251	$26,959	$96,819	$80,874

Earnings per share:

Basic	$0.56	$0.59	$0.44	$1.57	$1.32

Diluted	$0.55	$0.58	$0.44	$1.55	$1.31

Weighted-average number of common shares outstanding:

Basic	61,815	61,771	61,233	61,681	61,089

Diluted	62,414	62,409	61,974	62,369	61,650